QUEENSTON MINING INC.

INFORMATION CIRCULAR

Solicitation of Proxies

This Information Circular (the "Circular") is furnished in connection with the solicitation by the management of Queenston Mining Inc. (the "Corporation") of proxies to be used at the Annual General Meeting of shareholders (the "Meeting") of the Corporation to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting. It is expected that the solicitation will be primarily by mail but proxies may also be solicited personally by management of the Corporation at nominal cost. The cost of any such solicitation by management will be borne by the Corporation.

The Corporation may pay the reasonable costs incurred by persons who are the registered but not beneficial owners of voting shares of the Corporation (such as brokers, dealers, other registrants under applicable securities laws, nominees and/or custodians) in sending or delivering copies of this Circular, the Annual Report and form of proxy to the beneficial owners of such shares. The Corporation will provide, without cost to such persons, upon request to the Secretary of the Corporation, additional copies of the foregoing documents required for this purpose.

Registered and Non-Registered Holders

Shareholders of the Corporation are either registered or non-registered. Only a relatively small number of shareholders are registered. Registered shareholders typically hold shares of the Corporation in their own names because they have requested that their shares be registered in their names on the records of the Corporation rather than holding such shares through an intermediary. (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP's, RRIF's, RESP's and similar plans.) Most shareholders are non-registered because their shares are registered in the name of either (a) an intermediary with whom the non-registered shareholder deals in respect of their shares, or (b) a clearing agency (such as The Canadian Depository for Securities Limited) of which the intermediary is a participant.

Only registered shareholders or duly appointed proxyholders will be permitted to vote at the Meeting. Non-registered shareholders may vote through a proxy or attend the Meeting to vote their own shares only if, before the Meeting, they communicate instructions to the intermediary or clearing agency that holds their shares. Instructions for voting through a proxy, appointing a proxyholder and attending the Meeting to vote are set out in this Circular.

A shareholder may receive multiple packages of Meeting materials if the shareholder holds shares of the Corporation through more than one intermediary or if the shareholder is both a registered shareholder and a non-registered shareholder for different shareholdings. Any such shareholder should repeat the steps to vote through a proxy, appoint a proxyholder or attend the Meeting, if desired, separately for each shareholding to ensure that all the shares from the various shareholders are represented and voted at the meeting.

Voting by Proxy

Shareholders who are unable to be present at the Meeting may vote through the use of proxies. Shareholders should convey their voting instructions using one of the three voting methods available: (1) use of the form of proxy or voting instruction form to be returned by mail or delivery, (2) use of the telephone voting procedure, or (3) use of the Internet voting procedure. By conveying voting instructions in one of the three ways, shareholders can participate in the Meeting through the person or persons named on the voting instruction form or form of proxy.

To convey voting instructions through any of the three methods available, a shareholder must locate the voting instruction form or form of proxy, one of which is included with the Circular in the package of Meeting materials sent to all shareholders. The voting instruction form is a white, computer scanable document with red squares marked "X" (the "voting instruction form") and is sent to most non-registered shareholders. The form of proxy is a form headed "Form of Proxy" (the "form of proxy") and it is sent to all registered shareholders and a small number of non-registered shareholders.

Mail

A shareholder who elects to use the paper voting procedure should complete a voting instruction form or a form of proxy. If the form of proxy is already signed, do not sign it again. Complete the remainder of the voting instruction form or form of proxy. Ensure that you date and sign the form at the bottom. Completed voting instruction forms should be returned to the relevant intermediary in the envelope provided and should be received by the cut-off date shown on the voting instruction form. Completed forms of proxy should be returned in the envelope provided to the Corporation's transfer agent and registrar, Computershare Trust Company of Canada ("Computershare"), 100 University Avenue, Toronto, Ontario, M5J 2Y1 no later than 4:30 p.m. (local time, Toronto, Ontario) on May 5, 2009 (or the last business day preceding any adjournment of the Meeting).

Telephone or Internet

Shareholders may convey their voting instructions using a touch-tone telephone or the Internet. The relevant toll-free telephone number or website address is set out on the voting instruction form and form of proxy. Follow the instructions given over the telephone or through the Internet to cast your vote. When instructed to enter a control number or holder account number and proxy access number, refer to your voting instruction form or your form of proxy. Votes conveyed by telephone or the Internet must be received no later than the cut-off time given on the voting instruction form or the form of proxy.

Appointing a Proxyholder

Shareholders unable to attend the Meeting in person may participate and vote at the Meeting through a proxyholder. The persons named on the enclosed form of proxy as proxyholders to represent shareholders at the Meeting, being Hugh D. Harbinson, Charles E. Page and Paul K. Woods, are directors and/or officers of the Corporation. ***A shareholder has the right to appoint a person other than those named above to represent such shareholder at the Meeting. A non-registered shareholder who would like to attend the Meeting to vote must appoint himself or herself proxyholder.*** *To appoint a person other than Hugh D. Harbinson, Charles E. Page or Paul K. Woods as proxyholder, strike out the names on the voting instructions form or form of proxy and write the name of the person you would like to appoint as your proxyholder in the blank space provided. That person need not be a shareholder of the Corporation.*

Non-registered shareholders appointing a proxyholder using a voting instruction form should fill in the rest of the form indicating a vote "for", "against" or "withhold", as the case may be, for each of the proposals listed, sign and date the form and return it to the relevant intermediary or clearing agency in the envelope provided by the cut-off time given on the form. Proxyholders named on a signed form of proxy will be entitled to vote at the Meeting upon presentation of the form of proxy. No person will be entitled to vote at the Meeting by presenting a voting instruction form.

Alternatively, any shareholder may use the Internet to appoint a proxyholder. To use this option, access the website address printed on the voting instruction form or form of proxy and follow the instructions set out on the website. Refer to the control number or holder account number and proxy access number printed on the voting instruction form or form of proxy when required to enter these numbers.

Revocation of Voting Instructions or Proxies

Voting instructions submitted by mail, telephone or through the Internet using a voting instruction form will be revoked if the relevant intermediary receives new voting instructions before the close of business on May 5, 2009 (or the last business day before any adjournment of the Meeting).

Proxies submitted by mail, telephone or through the Internet using a form of proxy may be revoked by submitting a new proxy to Computershare before 4:30 p.m. (local time, Toronto, Ontario) on May 5, 2009 or the last business day before any adjournment of the Meeting. Alternatively, a shareholder who wishes to revoke a proxy may do so by depositing an instrument in writing to such effect addressed to the attention of the Corporation's Secretary and executed by the shareholder or by the shareholder's attorney authorized in writing. Such an instrument must be deposited at the registered office of the Corporation, located at Suite 201, 133 Richmond Street West, Toronto, Ontario, M5H 2L3, before the close of business on May 5, 2009, or the last business day before any adjournment of the Meeting. On the day of the Meeting or any adjournment thereof, a shareholder may revoke a proxy by depositing an instrument in writing to such effect with the chair of the Meeting; however, it will not be effective with respect to any matter on which a vote has already been cast.

In addition, a proxy may be revoked by any other manner permitted by law.

Voting of Proxies

The persons named in the enclosed form of proxy will vote, or withhold from voting, the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. In the absence of such direction, such shares will be voted for the election of directors and for the appointment and remuneration of auditors as stated under the relevant headings in this Circular. The enclosed form of proxy confers discretionary authority upon the persons named therein to exercise their judgement and to vote with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date hereof, the management of the Corporation knows of no such amendments or variations or of any other matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

Voting Shares and Principal Holders Thereof

On March 25, 2009, the Corporation had outstanding 57,432,428 common shares, each carrying the right to one vote per share. Shareholders registered on the books of the Corporation (or their respective proxies) at the close of business on April 1, 2009 (the Record Date) are entitled to vote at the Meeting, except to the extent that a registered shareholder transfers any of such shareholder's shares after April 1, 2009, and the transferee of such shares produces properly endorsed share certificates or otherwise establishes that such shareholder owns such shares and demands, not later than 10 days before the Meeting, that such shareholder's name be included in the list of shareholders entitled to vote at the Meeting.

To the knowledge of the directors and senior officers of the Corporation, no persons nor companies beneficially owning directly or indirectly or exercising control or direction over greater than 10% of the common shares of the Corporation as at the date of this Circular save and except:

Name	No. of Shares Owned or Controlled	Percentage of Outstanding Shares
Robert Cudney (1)	5,782,200	10.1%

(1) Robert Cudney has direct ownership of 327,500 Common Shares of the Corporation and, as a Principal of Northfield Capital Corporation has indirect ownership of 5,454,700 Common Shares of the Corporation.

Election of Directors (Item No. 2 of Notice of Meeting)

Under the articles of the Corporation, the board of directors of the Corporation (the "Board") may consist of a minimum of 3 members and a maximum of 16 members. The number of directors within such range is to be determined by the Board from time to time and is currently set at 8 directors. It is proposed that the persons named as nominees hereunder will be nominated at the Meeting. All directors are elected annually and all of the said nominees are presently directors of the Corporation. **Unless such authority is withheld, the person named in the enclosed form of proxy intends to vote for the election of the nominees whose names are set forth below. Management does not contemplate that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.** Each director elected will hold office until the next annual meeting or until his office is earlier vacated in accordance with the By-laws of the Corporation.

The following table and the notes thereto set out the names of all the persons proposed to be nominated for election as directors, their principal occupation, the date on which each became a director of the Corporation and the number of shares of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them as at March 25, 2009:

Name and Municipality of Residence	Principal Occupation	Director Since	Shares Owned(1)
John M. Arnold (3), B.A., C.A. *Guelph, Ontario, Canada*	Natural Resource Executive	1990	64,000
Charles E. Bartliff (2) (3) (5) *Campbellsville, Ontario, Canada*	President & CEO of CEB Consultants	2004	Nil
James K. B. Booth, P. Eng. *Mississauga, Ontario, Canada*	Independent Geological Consultant	1990	52,200
Michael J. H. Brown (2) (5), P. Eng., CFA *Toronto, Ontario, Canada*	President, Capital Markets Advisory	2003	50,000
Hugh D. Harbinson (3) (4), B.A. *Toronto, Ontario, Canada*	Chairman of the Corporation	1990	374,135
Edmund F. Merringer (3) (4) (5), LL.B. *Toronto, Ontario, Canada*	Barrister and Solicitor Partner, Borden Ladner Gervais LLP	1990	40,000
Charles E. Page (4), P. Geo., M.Sc. *Burlington, Ontario, Canada*	President & Chief Executive Officer of the Corporation	1990	422,035
Barry D. Simmons (2) (4) (5), P. Eng. *Burlington, Ontario, Canada*	Independent Mining Consultant	2004	20,600

Notes:

(1) The information as to shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective nominees individually.

(2) Member of the Audit Committee of the Corporation.

(3) Member of the Corporate Governance Committee.

(4) Member of the Disclosure Committee. William McGuinty, Michel Leblanc, John Francis and Paul Woods, employees of the Corporation, are also members of the Disclosure Committee.

(5) Member of the Compensation Committee.

Corporate Cease Trade Orders or Bankruptcies

Mr. Merringer was a director of Cercal Minerals Corporation, an inactive company, at the time cease trade orders were issued against it by the Ontario Securities Commission (on May 31, 1995) and the British Columbia Securities Commission (on January 23, 1995) for failure to make statutory filings. That company remains inactive and the orders remain in effect.

Statement of Executive Compensation

Named Executive Officers

The Corporation has three Named Executive Officers, being Hugh D, Harbinson, Chairman; Charles E. Page, President and Chief Executive Officer; and John A. Francis, the Chief Financial Officer of the Corporation (collectively referred to as the "Named Executive Officers" or "NEO"). The Board has a Compensation Committee consisting of independent Directors, being Ed Merringer, Michael Brown, Charles Bartliff and Barry Simmons.

Compensation Discussion and Analysis

The Compensation Committee is responsible for evaluating compensation for the Chairman and for the President and Chief Executive Officer and reviewing their salaries and any bonuses on an annual basis. The President is responsible for evaluating and reviewing the salaries and bonuses of all other officers and employees of the Corporation, including the Chief Financial Officer. While the Board of Directors of the Corporation has not adopted a written policy concerning the compensation of executive officers, it has developed

a consistent approach and philosophy relating to executive compensation. The overriding principles in the determination of executive compensation are the need to provide total compensation packages that will attract and retain qualified and experienced executives, reward the executives for their contribution to the overall success of the Corporation and integrate the longer term interest of the executives with the investment objectives of the Corporation's shareholders.

The Corporation has only three executive officers, and places primary importance on the talent of these employees to manage and grow the Corporation. Based on the size of the Corporation and its relatively small number of employees, the Corporation's executives are required to be multi-disciplined, self-reliant and highly experienced. In determining specific compensation amounts for the Chairman and President, the Compensation Committee considers factors such as experience, individual performance, length of service, role in achieving corporate objectives, positive exploration and development results, stock price and compensation compared to other employment opportunities for executives.

The Corporation is a natural resource company engaged in the exploration and development of gold deposits in Canada. The Corporation's strategy is to advance its gold assets towards a production decision. As the Corporation is not currently in production, it cannot rely on revenues from its operations to finance its activities and advance its goals. Consequently the Corporation looks to raising the requisite capital to finance such activities through equity and/or debt financings, which are influenced by the financial market's assessment of the Corporation's overall enterprise value and its prospects. These in turn are influenced, to a great extent, by the results of its exploration activities and progress in implementing its stated strategic goals. The contribution that each of the Chairman and President make to this endeavour, on a subjective analysis by the Compensation Committee at the end of each fiscal year, is the primary factor in determining aggregate compensation.

Executive compensation consists of base salary or professional consulting fees, cash bonuses and long-term incentive stock options. In establishing compensation, the Committee attempts to pay competitively in the aggregate as well as deliver an appropriate balance between annual compensation (base salary or professional consulting fees and cash bonuses) and long-term compensation (long-term incentive stock options). The relative portions of annual compensation and long-term incentives for the President and the Chairman are intended to provide a significant portion of the executives' compensation through long-term incentives.

The Corporation has a Stock Option Plan for officers, directors, employees and service providers of the Corporation, prepared in compliance with the requirements of the Toronto Stock Exchange and approved by the Corporation's shareholders, which is administered by the Board of Directors. The purpose of the Stock Option Plan is to improve the Corporation's long-term financial success by closely aligning the participants' personal interests with those of the Corporation's shareholders. Subject to the provisions of the Plan, the Board of Directors determines and designates from time to time the optionees to whom options are to be granted, the number of common shares to be optioned and the other terms and conditions of the stock option grant. The Board of Directors considers factors such as individual performance, the significance of individual contribution to the success of the Corporation, experience, and length of service in determining the amounts of options awarded.

Summary Compensation Table

The following table sets forth information concerning annual total compensation for the Named Executive Officers for the fiscal year ended December 31, 2008. For compensation related to previous years, please refer to the Company's Management Information Circular filed with the Canadian Securities Administrators and available at www.sedar.com.

Name And Principal Position	Year Ended Dec. 31	Salary ($)	Share-Based Awards ($)	Option-Based Awards ($)	Non-Equity Incentive Plan Compensations ($)		Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
					Annual Incentive Plans ($)	Long-Term Incentive Plans			
Hugh Harbinson *Chairman*	2008	175,000	Nil	Nil	50,000	Nil	Nil	1,249	226,249
Charles Page *President & Chief Executive Officer*	2008	195,000	Nil	Nil	50,000	Nil	Nil	1,239	246,239
John Francis *Chief Financial Officer*	2008	72,000	Nil	Nil	10,000	Nil	Nil	2,257	84,257

Outstanding share-based awards and option-based awards

There were no options to purchase shares of the Corporation granted by the Corporation to the NEOs during the fiscal year ended December 31, 2008. The following table shows all awards granted to NEOs and outstanding on December 31, 2008.

Name	Option-based Awards				Share-based Awards	
	Number of securities underlying unexercised options (#)	Option Exercise Price ($)	Option Expiration Date	Value of unexercised in-the-money options ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested (#)
Hugh Harbinson	350,000	0.65	10-Mar-2010	738,500	Nil	Nil
	200,000	1.62	13-Jan-2011	228,000	Nil	Nil
	309,000	2.01	3-May-2012	231,750	Nil	Nil
Charles Page	350,000	0.65	10-Mar-2010	738,500	Nil	Nil
	200,000	1.62	13-Jan-2011	228,000	Nil	Nil
	349,000	2.01	3-May-2012	261,750	Nil	Nil
John Francis	37,500	1.40	16-Aug-2011	51,000	Nil	Nil
	159,000	2.01	3-May-2012	119,250	Nil	Nil

Incentive Plan Awards – Value Vested or Earned During Fiscal Year

The following table shows the value from incentive plans vested or earned by Named Executive Officers under the Corporation's incentive plans and the annual incentive bonus payout during the financial year ended December 31, 2008.

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Hugh Harbinson	Nil	Nil	Nil
Charles Page	Nil	Nil	Nil
John Francis	9,750	Nil	Nil

Stock Option Plan and Stock Options

The Corporation has in effect a Stock Option Plan (the "Plan") for directors, officers, employees and service providers of the Corporation or of any affiliate or subsidiary of the Corporation for the purpose of enabling participants in the Plan to participate in the growth of the Corporation and to provide incentives to such individuals. Options granted under the Plan are granted at the discretion of the board of directors and are typically granted in such numbers as reflect the level of responsibility of the particular optionee and his or her contribution to the business and activities of the Corporation. Directors, officers and employees of the Corporation, as well as persons who provide a service to the Corporation (such as consulting geologists, engineers and other consultants), are eligible to be granted options under the Plan even if they are not full time employees of the Corporation. The terms of the Plan provide that the aggregate number of common shares issuable thereunder (and under any other employee stock option plans or other share compensation arrangements) cannot exceed 12% of the Corporation's issued capital, on a revolving basis. The Corporation had outstanding on March 25, 2009 57,432,428 common shares therefore providing for a current maximum of 6,891,891 common shares to be reserved for issuance under the Plan. As at March 25, 2009, the Corporation has 6,064,500 options outstanding with an additional 827,391 to be reserved and listed on the TSX available for issuance under the Plan.

The price at which shares may be issued under the Plan cannot be less than the current market price of the common shares when the relevant options are granted. Options issued under the Plan may be exercised during a period determined by the Board of Directors, which cannot exceed ten years, and are subject to earlier termination upon the termination of the employee's employment, upon the optionee ceasing to be a director and/or officer of the Corporation, or upon the retirement, permanent disability or death of an optionee. The options vest over a period determined by the Board of Directors. The options are transferable only to permitted assigns, such as a trustee, custodian, administrator, holding entity, registered retirement savings plan or registered retirement income fund of the optionee or his or her spouse. There is no agreement whereunder financial assistance will be provided by the Corporation to facilitate the purchase of shares under the Plan. Subject to the approval of the Corporation, certain optionees may elect to receive a cash payment from the Corporation equal to the "money value" of the option as an alternative to actually purchasing the shares and paying the option price to the Corporation.

The Plan permits the Board of Directors to amend, suspend, terminate or discontinue the Plan subject to any applicable regulatory approval. In particular, the Board of Directors may amend the Plan without shareholder approval if the amendment: (a) is for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision that is inconsistent with any other provision of the Plan; (b) is necessary to comply with applicable law or requirements of any stock exchange on which the common shares of the Corporation are listed; (c) changes the vesting provisions of any option; or (d) changes the termination provisions of an option or the Plan which does not entail an extension beyond the original expiry date. Notwithstanding the foregoing, no such amendment may have the effect of (e) amending the number of common shares issuable under the Plan; (f) changing the class of eligible optionees to broaden the participation by insiders of the Corporation; (g) adding any form of financial assistance by the Corporation for the exercise of any option; or (h) resulting in a material or unreasonable dilution in the number of outstanding common shares or any material benefit to option holders.

Securities Authorized for Issuance Under Equity Compensation Plan

The following table sets forth certain information as of December 31, 2008 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted–average exercise price of outstanding options	Number of securities remaining for future issuance under equity compensation plan
Equity compensation plan approved by securityholders	4,708,500	$1.52	1,604,494

Consulting Contracts

The Corporation has consulting contracts with each of Charles E. Page, President and CEO, Hugh D. Harbinson, Chairman of the Board and John A. Francis, Chief Financial Officer. Each of the contracts, provides for remuneration for services, at an annual consulting fee of $195,000 for Mr. Page, $175,000 for Mr. Harbinson and $72,000 for Mr. Francis, subject to a yearly review. Each agreement also provides that in the event of the termination of the consultant's employment by the Corporation, except for cause or disability, the consultant shall be entitled to a lump sum payment in an amount equal to two years of the consultant's then current annual rate of salary, but excluding any unearned bonus entitlement. In addition, if applicable, the Corporation will continue to make benefit plan contributions necessary to maintain the then current participation entitlements of the consultant during the two-year notice period. The Corporation will also take such steps as are necessary to maintain any existing stock options previously granted to the consultant available for exercise by the consultant, including options which may vest during the two-year notice period. In the event of a change of control of the Corporation as defined in the consulting contracts, the Consultant may elect, within 30 days of the change of control event, to treat such event as deemed constructive termination of the consultant's engagement, in which case the consultant is entitled to the two-year termination payments and benefits as described. This provision recognizes that in many instances a change of control of a company can affect a change in corporate philosophy and objectives.

Assuming the Corporation had terminated Mr. Page's, Mr. Harbinson's and Mr. Francis's employment on December 31, 2008, or a change of control was deemed a constructive termination by Mr. Page, Mr. Harbinson and Mr. Francis on December 31, 2008, the estimated incremental payments and benefits would have been $390,000, $350,000 and $144,000, respectively.

Compensation of Directors

During 2008, each director of the Corporation, other than the President and the Chairman, received a fee of $7,500 per year for serving as a director of the Corporation as well as fees of $1,000 for each directors' and/or committee meeting attended in person or by conference telephone per day. Directors are also eligible to be granted stock options under the Corporation's stock option plan.

The table below reflects in detail the compensation earned by non-employee directors in the 12-month period ended December 31, 2008.

Name	Fees Earned ($)	Share-based Awards ($)	Option-based Awards ($)	Non-equity incentive plan compensation ($)	Pension Value	All other compensation	Total ($)
John M. Arnold	12,500	Nil	Nil	Nil	Nil	Nil	12,500
Charles E. Bartliff	12,500	Nil	Nil	Nil	Nil	Nil	12,500
James K.B. Booth	11,500	Nil	Nil	Nil	Nil	Nil	11,500
Michael J. H. Brown	12,500	Nil	Nil	Nil	Nil	Nil	12,500
Leonard J. Cunningham	7,500	Nil	Nil	Nil	Nil	Nil	7,500
Edmund F. Merringer	12,500	Nil	Nil	Nil	Nil	Nil[(1)]	12,500
Barry D. Simmons	12,500	Nil	Nil	Nil	Nil	Nil	12,500

Note:

(1) Mr. Merringer is a partner of the law firm Borden Ladner Gervais LLP. Borden Ladner Gervais LLP acts as general counsel to the Corporation and invoiced the Corporation $39,054 in respect of legal services together with $40,500 for legal services related to the Corporation's financings during the fiscal year ended December 31, 2008.

Directors' and Officers' Insurance

The Corporation maintains insurance for the benefit of the Corporation and its directors and officers as a group, in respect of the performance by them of duties of their office. The amount of insurance purchased for 2008 was $3,000,000. There is a deductible amount on a per loss basis of $25,000 for a claim against the Corporation. The premium is paid by the Corporation without distinction as to directors as a group or officers as a group. The premium paid for such insurance in 2008 was $11,772.

Outstanding share-based awards and option-based awards

The following table shows all option-based and share-based awards granted to non-employee directors and outstanding on December 31, 2008.

Name	Option-based Awards				Share-based Awards	
	Number of securities underlying unexercised options (#)	Option Exercise Price ($)	Option Expiration Date	Value of unexercised in-the-money options ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested (#)
John M. Arnold	125,000 100,000 159,000	0.65 1.62 2.01	10-Mar-10 13-Jan-11 3-May-12	263,750 114,000 119,250	N/A	N/A
Charles E. Bartliff	100,000 50,000 159,000	0.65 1.62 2.01	10-Mar-10 13-Jan-11 3-May-12	211,000 57,000 119,250	N/A	N/A
James K.B. Booth	100,000 50,000 159,000	0.65 1.62 2.01	10-Mar-10 13-Jan-11 3-May-12	211,000 57,000 119,250	N/A	N/A
Michael J. H. Brown	100,000 50,000 159,000	0.65 1.62 2.01	10-Mar-10 13-Jan-11 3-May-12	211,000 57,000 119,250	N/A	N/A
Edmund F. Merringer	100,000 50,000 159,000	0.65 1.62 2.01	10-Mar-10 13-Jan-11 3-May-12	211,000 57,000 119,250	N/A	N/A
Barry D. Simmons	70,000 50,000 159,000	0.65 1.62 2.01	10-Mar-10 13-Jan-11 3-May-12	147,700 57,000 119,250	N/A	N/A

Incentive Plan Awards – Value Vested or Earned During Fiscal Year

During the fiscal year ended December 31, 2008, no option-based awards vested for non-employee directors under the Corporation's incentive plans.

Performance Graph

The following graph compares the yearly percentage change in the cumulative total shareholder return on the common shares of the Corporation with the cumulative total return of the S&P / TSX Composite Index over the past 5 years.



Queenston Mining Inc.
S&P/TSX Composite Total Return Index
400
380
360
340
320
300
280
260
240
220
200
180
160
140
120
100
80
60
2003
2004
2005
2006
2007
2008

	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008
Queenston Mining Inc.	$100 (1)	79	163	175	381	345
S&P / TSX Composite Total Return Index	$100 (1)	112	137	157	168	109

Note:[1] $100 invested on December 31, 2003 in stock or index – including reinvestment of dividends. No dividends have been declared on the common shares of the Corporation.

Corporate Governance Practices

Set out below is a description of certain corporate governance practices of the Corporation, as required by National Instrument 58-101 – Disclosure of Corporate Governance Practices.

Board of Directors

A majority of the members of the Board of Directors are independent directors. An independent director is defined as a director who has no direct or indirect material relationship with the Corporation, being a relationship which could be reasonably expected to interfere with the exercise of a director's independent judgement. Messrs. Hugh Harbinson and Charles Page are considered to be non-independent by virtue of their management position with the Corporation and their employment or consulting relationship with the Corporation and Mr. John Arnold is considered to be non-independent by virtue of having been an employee and officer of the Corporation prior to July 2006. The Board believes that their extensive knowledge of the Corporation's business and affairs is beneficial to the other directors and their participation as directors contributes to the effectiveness of the Board. Messrs. Charles Bartliff, James Booth, Michael Brown, Edmund Merringer and Barry Simmons are considered to be independent directors. These determinations were made by the Board based upon an examination of the factual circumstances of each director and consideration of any interests, business or relationships, which any director may have with the Corporation.

The independent directors do not currently hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. At the present time, the Board believes that the knowledge, experience and qualifications of its independent directors are sufficient to ensure that the Board can function independently of management and discharge its responsibilities.

The Chairman of the Board, Mr. Hugh Harbinson, is not an independent director, nor does the Corporation have a designated lead director. The Board utilizes its own in-house expertise, and that of its legal counsel, to provide advice and consultation on current and anticipated matters of corporate governance.

The following sets out the meetings of the Board and of the Audit Committee held and attendance of directors at such meetings for the year ended December 31, 2008:

Number of Board & Audit Committee Meetings

Board of Directors	6
Audit Committee	4

Summary of Attendance of Directors and Committee Members

Director	Board Meetings Attended	Audit Committee Meetings Attended
John M. Arnold	6 of 6	-
Charles E. Bartliff	6 of 6	4 of 4
James K. B. Booth	4 of 6	-
Michael J. H. Brown	6 of 6	4 of 4
Leonard J. Cunningham(1)	1 of 2	-
Hugh D. Harbinson	6 of 6	-
Edmund F. Merringer	6 of 6	-
Charles E. Page	6 of 6	-
Barry D. Simmons	6 of 6	4 of 4

(1) Mr. Cunningham retired from the Board of Directors on July 24th, 2008.

Currently, the following directors serve on the boards of directors of other public companies as listed below.

Director	Public Company Board Member
John M. Arnold	Geo Finance Corporation Newport Gold Inc. Thundermin Resources Inc. X-Cal Resources Inc.
Charles E. Bartliff	N/A
James K. B. Booth	N/A
Michael J. H. Brown	Afri-Can Marine Minerals Corporation Canary Resources Inc. Crystallex International Corporation Latin American Minerals Inc.
Hugh D. Harbinson	Thundermin Resources Inc.
Edmund F. Merringer	Royal Roads Corp. Xenos Group Inc.
Charles E. Page	Alexandria Minerals Corporation Thundermin Resources Inc.
Barry D. Simmons	Duluth Metals Limited Vismund Exploration Inc.

Board Mandate

The Board of Directors is responsible for the overall stewardship of the Corporation. This responsibility is discharged by the Board through supervision of its officers and their management of the business and affairs of the Corporation and by:

- overseeing the Corporation's strategic planning process;
- recognizing the principal risks to the Corporation's business and ensuring that systems to monitor and manage those risks are implemented;
- establishing and monitoring the Corporation's corporate governance framework;
- managing and overseeing the Corporation's succession planning process, including the appointment, training and appraisal of the senior management team;
- overseeing the Corporation's policy for communication with shareholders, the investment community, the media, governments and the general public;
- overseeing the integrity of the Corporation's internal control and management information systems; and
- establishing committees and charters for committees and monitoring compliance with such charters.

Position Descriptions

The Board has not developed written position descriptions for the chair of each board committee; however, the Board has developed written position descriptions for the chair and the CEO. The Board believes that formulating position descriptions for chair of each board committee is generally more appropriate for corporations of significantly larger size and complexity than the Corporation and which may have significantly larger boards of directors. With respect to management's responsibilities, generally, any matters of material substance to the Corporation are submitted to the Board for, and are subject to, its approval. Such matters include those matters which must by law be approved by the Board (such as share issuances) and other matters of material significance to the Corporation, including any debt or equity financings, investments, acquisitions and divestitures, and the incurring material expenditures or legal commitments. The Board and/or its audit committee also reviews and approves the Corporation's major communications with shareholders and the public including the annual report (and financial statements contained therein), quarterly reports to shareholders, the annual management information circular and Annual Information Form. The specific corporate objectives which the CEO is responsible for meeting (aside from the overall objective of enhancing shareholder value) are, in the Corporation's case, typically related to the advancement, growth, management and financing of the Corporation and its exploration projects and matters ancillary thereto.

Orientation and Continuing Education

The Corporation does not provide a formal orientation or education program for Board members, as it believes that such programs are not appropriate for a junior mineral exploration and development company with tight geographical focus and a highly experienced Board, the members of which have been selected for their specific expertise.

The Corporation's directors are highly experienced and knowledgeable, both individually and as a group. The majority of the directors have a geological or engineering background and have long careers in or related to the mining industry and are intimately familiar with the Corporation's exploration projects, either through their years of serving on the Board or through previous professional activities. Directors with financial and legal backgrounds have generally had many years of service on the Board, as well as considerable exposure to the technical aspects of the Corporation's exploration projects.

To ensure that the Board has and maintains the skill and knowledge necessary for them to meet their obligations as directors of the Corporation, each of the directors has visited the Corporation's major exploration and development properties. Detailed geological presentations by management relating to various aspects of the Corporation's projects are made on a regular basis at meetings of the Board. The Board believes that discussion among the directors and management at these meetings provides a valuable learning resource for the directors with non-technical expertise in the subject matter presented, and that those directors provide management with valuable insights into broader issues facing the Corporation.

Ethical Business Conduct

The Board has not adopted a written code of conduct for its directors, officers and employees, as it believes that a code of conduct is generally more appropriate for corporations of significantly larger size and complexity than the Corporation and which may have significantly larger boards of directors. The Board's charter requires that its directors observe two standards of conduct: a fiduciary standard which requires directors to act honestly, in good faith and with a view to the best interests of the Corporation, and a performance related standard which requires directors to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In order to ensure that the directors exercise independent judgment in considering transactions and agreements, the Board requires that all directors declare any conflicts of interest with issues or situations as they arise. This would include transactions/agreements in which a director/officer has material interest.

Nomination of Directors

The Board does not have a nominating committee. The Board's Corporate Governance Committee is responsible for establishing criteria for Board membership and for retirement therefrom. The Corporate Governance Committee is comprised of four directors, Messrs. Arnold, Bartliff, Harbinson and Merringer, two of whom are independent directors. The other functions of the Corporate Governance Committee are discussed in further detail below under "Other Board Committees".

Compensation

The Compensation Committee is comprised of four directors, Messrs. Bartliff, Brown, Merringer and Simmons, all of whom are independent directors. The Compensation Committee reviews compensation issues periodically and makes recommendations to the Board with respect to the remuneration of the Corporation's Chief Executive Officer, other senior executives of the Corporation and directors of the Corporation.

Other Board Committees

The Corporate Governance Committee is comprised of four directors, Messrs. Arnold, Bartliff, Harbinson and Merringer, two of whom are independent directors. The Corporate Governance Committee reviews, reports and, where appropriate, makes recommendations to the Board on the annual mandates of the Board and its Committees, determining which members of the Board the Committee considers to be independent and not independent directors and establishing criteria for Board membership and for retirement therefrom. The Corporate Governance Committee is also responsible for developing the Corporation's approach to corporate governance issues.

The Corporation's Disclosure Committee consists of members of the Board of Directors, employees and management, namely Charles Page, Hugh Harbinson, Edmund Merringer, Barry Simmons, Michel Leblanc, William McGuinty, John Francis and Paul Woods. The Corporation is committed to providing timely, accurate and balanced disclosure of all material information relating to the Corporation, consistent with legal and regulatory requirements. The mandate of the Disclosure Committee is to raise awareness of the Corporation's approach and commitment to disclosure among the Corporation's directors, management and employees.

Disclosure regarding the Audit Committee is included in the Corporation's Annual Information Form under the heading "Additional Information – Audit Committee".

Assessments

The Board, its committees and individual directors are not regularly assessed with respect to their effectiveness and contribution, as the Board believes that such assessments are generally more appropriate for corporations of significantly larger size and complexity than the Corporation and which may have significantly larger boards of directors. A more formal assessment process will be instituted as, if, and when the Board deems necessary.

Appointment and Remuneration of Auditors (Item No. 3 of Notice of Meeting)

The auditors of the Corporation are MSCM LLP, Chartered Accountants, 8th Floor, 701 Evans Avenue, Toronto, Ontario M9C 1A3. MSCM LLP have been the auditors of the Corporation for more than five years.

It is proposed to re-appoint MSCM LLP, Chartered Accountants, as auditors of the Corporation and to authorize the directors to fix their remuneration.

Unless such authority is withheld, the persons named in the enclosed instrument of proxy intend to vote for the re-appointment of MSCM LLP, Chartered Accountants, Toronto, as auditors of the Corporation to hold office until the next annual meeting of shareholders and to authorize the directors to fix their remuneration.

Other Items of Business (Item No. 4 of Notice of Meeting)

General

Management is not aware of any other matters which are to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any matters other than those referred to herein should be presented at the Meeting, the persons named in the enclosed proxy are authorized to vote the shares represented by the proxy in accordance with their best judgement. The contents and sending of this Circular have been approved by the Board.

The Corporation files an Annual Information Form with the various provincial securities commissions and administrators across Canada and a copy of the Corporation's Annual Information Form dated March 25, 2009, its consolidated financial statements and MD&A for its year ended December 31, 2008, together with the auditors' report thereon and this Circular may be obtained from the Secretary of the Corporation upon request. Copies of the above and other disclosure documents of the Corporation may also be examined and/or obtained through the Internet by accessing the Corporation's website at www.queenston.ca or accessing the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com.

By order of the Board of Directors

Paul K. Woods
Vice President Corporate
Affairs & Secretary

Toronto, Canada
March 25, 2009